Exhibit 1

CHINA UNICOM LIMITED (Stock Code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of July 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of July 2006.

Operational Statistics for the month of July 2006 and the comparative figures for the previous month are as follows:-

	July 2006	June 2006
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	101.370 million	100.552 million
- Post-paid Subscribers	51.410 million	51.062 million
- Pre-paid Subscribers	49.960 million	49.490 million
Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	6.298 million	5.480 million
- Post-paid Subscribers	3.244 million	2.896 million
- Pre-paid Subscribers	3.054 million	2.584 million
Aggregated Number of CDMA Cellular Service Subscribers	34.779 million	34.534 million
- Post-paid Subscribers	31.929 million	31.697 million
- Pre-paid Subscribers	2.850 million	2.837 million
Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	2.056 million	1.812 million
- Post-paid Subscribers	1.919 million	1.688 million
- Pre-paid Subscribers	0.137 million	0.124 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	6.3655 billion	5.3398 billion
- Domestic Long Distance	6.2792 billion	5.2678 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0863 billion	0.0720 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	7.8119 billion	6.7271 billion
- Domestic Long Distance	7.7487 billion	6.6731 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0632 billion	0.0540 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	5.916 million	6.095 million

Notes:

1.        All the Aggregated Numbers recorded for the months of June 2006 and July 2006 are aggregated data reported at 24:00 on 30 June 2006 and 31 July 2006 respectively.

2.        The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of July 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 31 July 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of June 2006 and July 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo, Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 17 August 2006